FOR IMMEDIATE RELEASE

           COMMAND SECURITY CORPORATION REPORTS FIRST QUARTER RESULTS

                   - Operating Profit Increases by almost 200%
                   - Demand increases in Aviation Safeguards Division
                   - Retains Investor Relations Firm

Lagrangeville, New York - August 19, 1996 - Command Security Corporation (NASDAQ:CMMD) reported its results for its first fiscal quarter ending June 30, 1996. Revenues for the period were $12,000,789, a reduction of approximately $2.9 million from the $14,902,453 reported for the same period last year. The net loss for the period after provsiion for preferred dividends was $122,174 or $.02 per share compared to a loss of $186,331 or $.03 per share in the same period of last year.

Operating profit for the quarter ended June 30, 1996 increased to $144,204, an increase of 199% from the $48,257 recorded in the same period of 1995. This increase was achieved despite a $141,205 increase in a non-cash charge for amortization of intangibles of $445,791 in 1996 from $304,586 in 1995. During the quarter, management re-evaluated the useful lives of the customer lists acquired from ISS in October 1993. Based on the review, the Company has reduced the useful life of these lists from 15 to 5 years. This resulted in $144,900 of additional amortization charges for the period. EBITDA increased by $220,261 to $664,169 in the quarter ended June 30, 1996 from $443,905 recorded in the same period last year.

Commenting on the results, William C. Vassell, Chairman of the Board, stated "During the period we focused on improving long term profitability from our existing operations. This resulted in a reduction of revenues, as we eliminated unprofitable accounts. We also made progress reducing our general and administrative expenses."

Mr. Vassell added, "We have recently seen increased demand for services in our Aviation Safeguards Division which has significant operations at Kennedy and Los Angeles International Airports. We see substantial potential growth in this area."

In early July, Command retained Radcliffe & Associates, Inc. to provide investor relations and financial public relations services to the Company. Mr. Vassell stated, "In light of the improved operating results and our prospects for continued growth, we believe that it is time to make the financial community more aware of the developments and potential for the Company. We selected Radcliffe & Associates based upon their background working primarily with growing small-cap NASDAQ Companies."

Command Security Corporation provides security services through Company-owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida and provides back-offices service agreements to independent security companies nationwide.

Table to follow . . .

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                                              Condensed Statements of Operations

                                                     For the Quarter ended
                                                 ------------------------------

                                                 June 30, 1996    June 30, 1995
                                                 -------------    -------------
Revenue                                          $ 12,000,789      $ 14,902,453
Cost of revenue                                    10,040,157        12,745,017
                                                 ------------      ------------

Gross profit                                     $  1,960,632      $  2,157,436

Service contract revenue                              327,772           307,887
                                                 ------------      ------------
                                                    2,288,404         2,465,323
                                                 ------------      ------------

Operating expenses
  General and administrative                        1,635,323         2,023,609
   Amortization of intangible                         445,791           304,586
   Provision for doubtful accounts                     63,086            88,871
                                                 ------------      ------------
                                                    2,144,200         2,417,066
                                                 ------------      ------------

Operating profit                                      144,204            48,257

Interest income                                        59,801            29,603
Interest expense                                     (281,920)         (260,949)
Equipment dispositions                                (11,968)           (3,247)

Loss before income taxes                              (89,883)         (186,336)
Provision for income taxes                                -0-               -0-
                                                 ------------      ------------

Net Loss                                              (89,883)         (186,336)
Preferred stock dividends                             (32,291)              -0-
Net loss applicable to
   common stockholders                           $   (122,174)     $   (186,336)

Net Income/(Loss) per Share                      $      (0.02)     $      (0.03)

Contact:

William C. Vassell, Chairman of the Board                    914-454-3703
H. Richard Dickinson, Chief Financial Officer                212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.               212-605-0174